Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT

TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of our common stock and preferred stock, as set forth in our certificate of incorporation, as amended to date (the “Certificate of Incorporation”), our bylaws, as amended to date (the “Bylaws”), and the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Certificate of Designation”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. This summary does not purport to be complete and is qualified in its entirety by the full text of the Certificate of Incorporation, Bylaws and Certificate of Designation, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Certificate of Incorporation, Bylaws, the Certificate of Designation and the applicable portions of the DGCL carefully.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to), including the election of directors. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting rights. As a result, the holders of a plurality of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the votes properly cast on such matter shall be the act of the stockholders, except as otherwise required by law, the Certificate of Incorporation, the Bylaws or the rules or regulations of any stock exchange applicable to the Company. One-third of the voting power of the shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders.

Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends, dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds of the Company legally available for the payment of dividends, but only when and as declared by our board of directors or any authorized committee thereof.

Liquidation Rights. Upon the dissolution, liquidation or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company and subject to the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the distribution of assets of the Company, upon such dissolution, liquidation or winding up of the Company, the holders of common stock shall be entitled to receive the remaining assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Conversion Rights. The holders of our common stock have no conversion rights.

Preemptive and Similar Rights. The holders of our common stock have no preemptive or similar rights.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Listing. Our common stock is listed on the NYSE American LLC under the ticker symbol “MTNB.”

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors has the authority, within the limitations and restrictions prescribed by law and without stockholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, decreasing the market price of the common stock, impeding or delaying a possible takeover or change in control of our company, and adversely affecting the voting and other rights of the holders of our common stock, all without further action by our stockholders.

If we offer a specific series of preferred stock, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate of designation establishing the terms of the preferred stock with the Securities and Exchange Commission. To the extent required, this description will include:

●	the title and stated value;
●	the number of shares offered, the liquidation preference per share and the purchase price;
●	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;
●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
●	the procedures for any auction and remarketing, if any;
●	the provisions for a sinking fund, if any;
●	the provisions for redemption, if applicable;
●	any listing of the preferred stock on any securities exchange or market;
●	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;
●	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;
●	voting rights, if any, of the preferred stock;
●	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;
●	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and
●	any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Series C Convertible Preferred Stock

The following is a summary of the principal terms of our Series C Convertible Preferred Stock (the “Series C Preferred”) as set forth in the Certificate of Designation.

On February 13, 2025, we issued 1,650 shares of Series C Preferred, and on April 8, 2025, we issued an additional 1,650 shares of Series C Preferred. As of December 31, 2025, 3,155 shares of Series C Preferred were outstanding.

Voting. The holders of our Series C Preferred (the “Series C Holders”) are entitled to vote with the holders of common stock, voting together as a single class, on all matters presented to stockholders. In any such vote, each share of Series C Preferred is entitled to a number of votes equal to the stated value per share of the Series C Preferred ($1,000) divided by $0.6393, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock.

Dividends. The Series C Holders are entitled to receive dividends on an as-converted basis, disregarding for such purpose any conversion limitations stated below, to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock. No other dividends shall be paid on shares of Series C Preferred.

Liquidation Rights. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the Series C Holders are entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Company ranking on liquidation prior and in preference to the Series C Preferred, (ii) ratably with any class or series of stock designated as ranking on liquidation on parity with the Series C Preferred and (iii) in preference and priority to the holders of the shares of junior securities, an amount equal to one hundred percent (100%) of the stated value and no more, in proportion to the full and preferential amount that all shares of the Series C Preferred are entitled to receive. If the Company’s assets are insufficient to pay in full such amounts, then the entire assets to be distributed to the Series C Holders will be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion Rights. Each share of Series C Preferred is convertible at any time at the option of the Series C Holder thereof, into that number of shares of common stock, subject to the limitations described below, determined by dividing the stated value by the conversion price.

A Series C Holder will not have the right to convert any portion of its preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such conversion. A holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, however, that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to the Company.

Conversion Price. The conversion price for the Series C Preferred is $0.586, subject to anti-dilution adjustment as set forth in the Certificate of Designation.

Preemptive and Similar Rights. The Series C Holders have no preemptive or similar rights.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to the Series C Preferred. All of the outstanding shares of the Series C Preferred are fully paid and non-assessable.

Transfer Agent and Registrar. The transfer agent and registrar for our Series C Preferred is VStock Transfer, LLC.

Anti-takeover Effects of Delaware Law and of the Certificate of Incorporation

The following paragraphs summarize certain provisions of the DGCL, the Certificate of Incorporation and the Bylaws that may have the effect of discouraging an acquisition of our Company. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL, the Certificate of Incorporation and the Bylaws.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary and the interested stockholder;
●	any sale, lease, mortgage, pledge, transfer or other disposition to or with the interested stockholder of assets of the corporation or any direct or indirect majority-owned subsidiary having an aggregate value equal to 10% or more of (x) the fair value of the corporation’s consolidated assets or (y) the aggregate market value of all outstanding stock of the corporation;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any direct or indirect majority-owned subsidiary of any stock of the corporation or such subsidiary to the interested stockholder;
●	any transaction involving the corporation or any direct or indirect majority-owned subsidiary that has the effect of increasing the interested stockholder’s proportionate share of the stock or any class or series of the corporation or such subsidiary; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation or any direct or indirect majority-owned subsidiary.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

●	They provide that special meetings of stockholders may be called only (i) by the board of directors pursuant to a resolution adopted by a majority of our board of directors, or (ii) by the Secretary upon the written request of stockholders of record who, in the aggregate, own at least 20% of the voting power of the outstanding shares entitled to vote at such meeting. The board of directors may postpone or reschedule any previously scheduled special meeting of stockholders;
●	They do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors;
●	They allow us to issue “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;
●	Our Bylaws require stockholders who wish to nominate directors to deliver a timely written notice to the Secretary at our principal executive offices. For an annual meeting, notice must be received during the window beginning 120 days and ending 90 days before the anniversary of the prior year’s annual meeting, with adjustments if the meeting is advanced by more than 30 days or delayed by more than 60 days (or if no meeting was held the prior year), in which case the deadline is the later of 90 days before the meeting or 10 days after public announcement of the meeting date. For a special meeting at which directors are to be elected pursuant to the Company’s notice of meeting, nominations may be made only by the board of directors (or a committee thereof) or by a stockholder of record who delivers notice during the window beginning 120 days before the meeting and ending on the later of 90 days before the meeting or 10 days after the first public announcement of the meeting and the nominees to be elected. These procedures may preclude the conduct of business if not followed and may discourage or deter a potential acquirer from soliciting proxies to elect its own slate of directors or otherwise seeking to obtain control of our company;
●	Our Certificate of Incorporation authorizes only our board of directors to fill vacant directorships; and

●	Our Certificate of Incorporation provides that, unless we consent in writing to an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, creditors or other constituents, (iii) any action asserting a claim against us or any of our directors or officers arising under, or relating to the interpretation or application of, the DGCL, the Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to that court’s having personal jurisdiction over indispensable parties. If, and only if, the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in our capital stock is deemed to have notice of, and consented to, this provision. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in the Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.